Exhibit 99.1

                            Explanation of Responses

(1)  Price does not reflect underwriter discount or fees.

(2) The Insight V Funds (defined below) beneficially own 13,677,200 shares of Common Stock after giving effect to its sale of Common Stock in the issuer's initial public offering and the exercise in full of the underwriters' over-allotment option. Insight Venture Partners V, L.P. is the record beneficial owner of 5,757,515 shares of Common Stock, L.P., Insight Venture Partners (Cayman) V, L.P. is the record beneficial owner of 1,743,291 shares of Common Stock, Insight Venture Partners V Coinvestment Fund, L.P. is the record beneficial owner of 5,837,829 shares of Common Stock and Insight Venture Partners V (Employee Co-Investors), L.P. is the record beneficial owner of 338,565 shares of Common Stock (the "Insight V Funds"). The amount listed as directly owned by each respective Insight V Fund may be deemed to be attributable to each of the other Insight V Funds and Insight Holdings Group L.L.C. ("Insight Holdings") because Insight Holdings is the managing member of Insight Venture Associates V, L.L.C. ("Insight Associates V"), which in turn is the general partner of (i) Insight Venture Partners V, L.P., (ii) Insight Venture Partners V Coinvestment Fund, L.P., (iii) Insight Venture Partners V (Employee Co-Investors), L.P. and (iv) Insight Venture Partners (Cayman) V, L.P. (together with Insight Venture Partners V, L.P., Insight Venture Partners V Coinvestment Fund, L.P. and Insight Venture Partners V (Employee Co-Investors), L.P., the "Insight V Funds"). Insight Holdings is also managing member of Insight Venture Associates IV, L.L.C. ("Insight Associates IV"), which in turn is the general partner of (i) Insight Venture Partners IV, L.P., (ii) Insight Venture Partners IV (Fund B), L.P., (iii) Insight Venture Partners IV (Co-Investors), L.P. and (iv) Insight Venture Partners (Cayman) IV, L.P. (together with Insight Venture Partners IV, L.P., Insight Venture Partners IV (Co-Investors), L.P. and Insight Venture Partners IV (Fund B), L.P., the
"Insight IV Funds"). The Insight IV Funds may be deemed to beneficially own 1,890,430 shares of Common Stock. Jeffrey L. Horing, Deven Parekh and Peter Sobiloff are the members of the board of managers of Insight Holdings. Because Messrs. Horing, Parekh and Sobiloff are the members of the board of managers of Insight Holdings, Insight Holdings is the managing member of Insight Associates V and Insight Associates V is the general partner of each of the Insight V Funds, they have voting and dispositive power over these shares. The foregoing is not an admission by Insight Associates V or Insight Holdings that it is the beneficial owner of the shares held by the Insight V Funds or Insight IV Funds. Each of Messrs. Horing, Parekh or Sobiloff disclaims beneficial ownership of the shares except to the extent of his pecuniary interests in these entities.